Exhibit (a)(5)(A)



               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY


MSC ACQUISITION CORP.,    )
                          )
            Plaintiff,    )
                          )
      v.                  )  C.A. No.  ___________
                          )
MAXWELL SHOE COMPANY INC.,)
                          )
            Defendant,    )
                          )

                                   COMPLAINT
                                   ---------

            Plaintiff MSC Acquisition Corp. ("MSCAC" or "Plaintiff") by and

through its undersigned attorneys, alleges for its Complaint as follows:

                             NATURE OF THIS ACTION
                             ---------------------

            1.    This is an action brought pursuant to Section 220 of the

Delaware General Corporation Law, 8 Del. C. {section} 220 ("Section 220"), to compel defendant Maxwell Shoe Company Inc. ("Maxwell" or the "Company") to make available for inspection and copying by Plaintiff certain books and records of the Company, as more fully described herein.

                                  THE PARTIES
                                  -----------

            2.    Plaintiff MSCAC is the record owner of 50 shares of Maxwell common stock and has been the record owner of such shares at all times relevant hereto.  MSCAC is an indirect wholly-owned subsidiary of Jones Apparel Group,

Inc. ("Jones Apparel").  MSCAC was organized in 2004 under the laws of the

State of New York in order to facilitate Jones Apparel's efforts to acquire all of the outstanding shares of Maxwell.  MSCAC has not engaged, and is not


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expected to engage, in any business other than in connection with Jones

Apparel's efforts to acquire Maxwell.

            3.    Defendant Maxwell is a Delaware corporation with its

principal place of business in Hyde Park (Boston), Massachusetts.


                                  BACKGROUND
                                  ----------

                  JONES APPAREL'S PROPOSAL TO ACQUIRE MAXWELL
                  --------------------------------------------

            4.    On February 25, 2004, Jones Apparel announced that it had

delivered a proposal to Maxwell to acquire all of the outstanding shares of

Maxwell at a price of $20.00 per share in cash (the "Jones Apparel Proposal").

The $20.00 per share cash price proposed by Jones Apparel represented a premium of 13.7% to the last reported sales price per Maxwell share on the Nasdaq

National Market System on February 18, 2004.  All subsequent attempts by Jones

Apparel to negotiate with Maxwell concerning the Jones Apparel Proposal were rebuffed.

            5.    On March 12, 2004, Maxwell issued a press release and

delivered a letter to Jones Apparel indicating that Maxwell's Board of

Directors unanimously had determined to reject the Jones Apparel Proposal and to refuse to meet with Jones Apparel to discuss that proposal.

            6.    On March 23, 2004, MSCAC commenced a tender offer (the

"Offer") to acquire all the outstanding shares of Maxwell's Class A Common

Stock (including the associated rights to purchase shares of Series A Junior

Participating Preferred Stock of Maxwell) at a price of $20.00 per share in cash.  The Offer currently is scheduled to expire at 12:00 Midnight, eastern standard time, on Monday, April 19, 2004, unless extended.

            7.    Also on March 23, 2004, Jones Apparel and MSCAC filed a

preliminary consent solicitation statement with the U.S. Securities and

Exchange Commission ("SEC").  As


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that preliminary consent solicitation statement indicates, Jones Apparel and

MSCAC are considering proposing the removal of the members of Maxwell's new

Board of Directors elected at Maxwell's 2004 annual stockholders' meeting to be held on April 8, 2004. That proposal has not yet been made by Jones Apparel or MSCAC, however, and Jones Apparel and MSCAC have not commenced a solicitation of Maxwell's stockholders with respect to that proposal.

Moreover, that proposal will not be made, or any consent solicitation of

Maxwell's stockholders commenced, if at all, until after Maxwell's new Board of Directors has been elected on April 8, 2004, and Jones Apparel and MSCAC have received the SEC's clearance to distribute the consent solicitation materials to Maxwell's stockholders.[1]

            8.    Despite the fact that no proposal has been made and no

solicitation of Maxwell stockholders commenced by Jones Apparel and MSCAC,

Maxwell announced on March 25, 2004, that its Board of Directors had "set a record date of March 25, 2004 in connection with Jones Apparel Group, Inc.'s consent solicitation".  The decision by Maxwell's Board of Directors to set a record date for a consent solicitation that has not even commenced appears to be a clear violation of Maxwell's Amended and Restated Certificate of

Incorporation ("Certificate of Incorporation") and of Delaware law.


-----------------
[1] In addition, on March 23, 2004, MSCAC executed a written demand, verified under oath (the "Stocklist Demand Letter"), that was delivered by hand to Maxwell's principal place of business in Hyde Park (Boston), Massachusetts, and also to The Corporation Service Company, Maxwell's registered agent in Delaware, later that same day. In the Stocklist Demand Letter, MSCAC demanded the right, pursuant to Section 220, to inspect and make copies of a list of Maxwell's stockholders and certain ancillary records. The Stocklist Demand Letter stated that MSCAC requested such information for the purpose of enabling MSCAC "(i) to communicate with other stockholders of the Company in connection with the tender offer by MSCAC to purchase all outstanding shares of Common Stock of the Company and (ii) to permit MSCAC and [Jones Apparel] to solicit consent from Company stockholders on matters described in the preliminary consent statement filed by MSCAC and Jones Apparel with the SEC". To date, MSCAC has not received a response from Maxwell to the Stocklist Demand Letter.


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            9.    Pursuant to Article VII of Maxwell's Certificate of

Incorporation:

                  [t]he record date with respect to the
                  determination of stockholders entitled to consent in writing to any action SHALL BE the first date on which a signed written consent setting forth the action to be taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded.

(emphasis added).  Accordingly, in order for Maxwell's Board of Directors to have properly set March 25, 2004, as a record date, a Maxwell stockholder must have delivered "a signed written consent" to the Company or its registered agent on March 25, 2004, purportedly "in connection with Jones Apparel Group,

Inc.'s consent solicitation".

            10.   Maxwell's press release announcing the setting of the March

25, 2004, record date is silent as to whether the Company did in fact receive

"a signed written [stockholder] consent".  If the Company did not receive such a consent, then the Board's setting of the record date clearly contravened

Article VII of Maxwell's Certificate of Incorporation.

            11.   Even if the Company did receive such a consent, however, that consent is necessarily invalid and void because no proposal has yet been made and no consent solicitation has yet been commenced by Jones Apparel and MSCAC.

As a result, any "signed written [stockholder] consent" submitted to Maxwell in connection with the setting of the record date on March 25, 2004, must have been prepared and solicited by someone other than Jones Apparel or MSCAC.

            12.   The question of whether a consent was in fact delivered to

Maxwell "in connection with Jones Apparel Group, Inc.'s consent solicitation"

is significant in terms of Jones Apparel's and MSCAC's strategic planning.

Under Delaware law, a consent solicitation must be


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completed within 60 days of the earliest-dated consent delivered to a company.

Accordingly, although such a position would be without merit, Maxwell may be taking the position that the 60-day clock has begun to run. Thus, Jones

Apparel and MSCAC have a legitimate interest in knowing immediately whether

(a) a valid "signed written consent" was in fact delivered to the Company or its registered agent on March 25, 2004, "in connection with [Jones Apparel's]

consent solicitation"; (b) whether the Maxwell Board acted properly in setting the March 25, 2004, record date; and (c) whether Maxwell is taking the position that the 60-day period for consideration by Maxwell's stockholders of any possible future consent solicitation by Jones Apparel and MSCAC has started to run.

             MSCAC'S DEMAND TO INSPECT MAXWELL'S BOOKS AND RECORDS
             -----------------------------------------------------

            13.   On March 26, 2004, MSCAC delivered by facsimile to Maxwell's principal place of business and to its counsel, Gibson, Dunn & Crutcher LLP

(Markus Nauheim, Esq.), a written demand to inspect and copy certain books and records of Maxwell pursuant to Section 220 (the "Demand Letter").  The Demand

Letter was signed under oath by Ira M. Dansky, the Secretary of MSCAC.  A copy of the Demand Letter was also sent that same day by facsimile to The

Corporation Service Company, Maxwell's registered agent in Delaware.  The

Demand Letter was further delivered by hand to The Corporation Service Company and to Gibson, Dunn & Crutcher LLP on March 29, 2004.  A true and correct copy of the Demand Letter is attached hereto as Exhibit A.

            14.   In the Demand Letter, MSCAC demanded the right immediately to inspect the following books and records of the Company and to make copies or abstracts therefrom:

                  (a) All documents, in draft or final form, on paper or stored electronically (including, but not limited to, notes, memorandum, correspondence, e-mail, presentations, the


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                  minutes or resolutions of the Company's Board or
                  any committee thereof, and any written consents executed by directors or members of any Board committees), in any way relating to the decision of the Company's Board of Directors to set a record date of March 25, 2004, in connection with a possible consent solicitation by MSCAC and Jones Apparel Group, Inc. (together, "Jones Apparel");

                  (b) Any consent of a stockholder of the Company that was delivered to the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware in connection with a possible consent solicitation by Jones Apparel; and

                  (c) All documents, in draft or final form, on paper or stored electronically (including, but not limited to, notes, memoranda, correspondence, e-mail, presentations, the minutes or resolutions of the Company's Board or any committee thereof, and any written consents executed by directors or members of any Board committees), in any way relating to any consent referred to in paragraph
                  (b) above.

            15.   MSCAC's purpose for requesting these books and records, as stated in the Demand Letter, is "(i) to more fully understand the facts and circumstances underlying the decision of the Company's Board of Directors to set a record date of March 25, 2004, in connection with a possible consent solicitation by Jones Apparel, as disclosed by the Company in its press release dated March 25, 2004, and underlying the delivery of any stockholder consent in connection with such possible consent solicitation; and (ii) to investigate potential or possible wrongdoing by the Board of Directors of the Company . . .

in connection with setting such record date or in connection with the solicitation, execution or delivery of any such stockholder consent".


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            16.   Plaintiff has complied with all of the provisions of Section

220 with respect to the form and manner of making the above demand for inspection and copying of the demanded materials.

            17.   Also on March 26, 2004, counsel for MSCAC contacted Maxwell's counsel to request information on how the Maxwell Board set the March 25, 2004,

record date, and to ask specifically whether a "signed written consent" had been delivered to the Company or its registered agent.  Maxwell's counsel, Mr.

Nauheim, stated that he personally was not in possession of the relevant facts but that he would ensure that another attorney at his firm reported back to

MSCAC's counsel with that information.  As of the filing of this Complaint,

neither MSCAC nor its counsel have received any response to that inquiry, even though Mr. Nauheim was given both office and home telephone numbers for counsel for MSCAC.

                     MAXWELL REJECTS MSCAC'S DEMAND LETTER
                     -------------------------------------

            18.   By letter dated March 28, 2004, counsel for Maxwell (Gibson,

Dunn & Crutcher LLP) informed counsel for MSCAC that Maxwell had "concluded that MSCAC is not entitled to inspect the Company's books and records for the purposes and in the manner set forth in Mr. Dansky's letter.  Consequently,

please be advised that the Company will not provide the requested information."

A true and correct copy of this letter is attached hereto as Exhibit B.

            19.   Maxwell has no legitimate basis for refusing to permit MSCAC to inspect the demanded materials.  Therefore, MSCAC is entitled, pursuant to

Section 220, to inspect and make copies of all demanded materials.

            WHEREFORE, Plaintiff prays that the Court, pursuant to Section 220:


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            (a)   Summarily order Maxwell to permit Plaintiff to inspect and copy all of the demanded materials, or, alternatively, order Maxwell immediately to furnish Plaintiff with copies of all the demanded materials;

            (b)   Summarily order Maxwell to provide Plaintiff with updated

demanded materials as they become available; and

            (c)   Grant such other proper relief, including reasonable

attorneys' fees and costs, as the Court may deem just and proper.






                                         /s/ Brock E. Czeschin
                                        -------------------------------
                                        Jesse A. Finkelstein (#1090)
                                        Raymond J. DiCamillo (#3188)
                                        Brock E. Czeschin (#3938)
                                        RICHARDS, LAYTON & FINGER, P.A.
                                        One Rodney Square
                                        P.O. Box 551
                                        Wilmington, Delaware 19899
                                        (302) 651-7700

                                        Attorneys for Plaintiff


Of Counsel:

Paul C. Saunders
Timothy G. Cameron
CRAVATH, SWAINE & MOORE LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475

Dated:  March 30, 2004


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